Exhibit 10.1

Sales Agreement

Contract No: BEF 201188

Date: 27th March 2002

1.     The sales agreement was signed by the following two parties on 27th March 2002

Seller: Tech Team Development Limited
Address: Room 1703, Top Glory Tower,
262 Gloucester Road, Causeway Bay, Hong Kong.

Buyer: Macau Jockey Club
Address: Hipodromo da Taipa, Macau.
Person-in-Charge: Mr. Dominic Leung

2.     Sales

Macau Jockey Club, the buyer, purchases variable speed drives with complete control system from Tech Team Development Limited — the values are as follow:

Variable Speed Drives with Complete Control System

Model No	Quantity	Capacity	Total Amount
Variable Speed Drives	10	40kW	HK$1,500,000.00
Variable Speed Drives	11	22kW	HK$1,320,000.00
Variable Speed Drives	1	12kW	HK$120,000.00
Total: (including installation)			HK$2,940,000.00

3.     Insurance

Variable speed drives with complete control system have been covered by insurance of maximum compensation of one million US dollars for each time of loss/damage due to electric system failure.

4.     Warranty

For sake of providing best after-sales service and guarantee to Macau Jockey Club, the manufacturer, provides Warranty Card for variable speed drives with complete control system purchased by Macau Jockey Club, which covers the followings:

A.     Within two years of warranty period, the manufacturer will provide free service to or replacement of the damaged parts, providing that it is proven by the manufacturer’s technician and the inspector appointed by the manufacturer that the product is damaged under normal operational condition.

B.     Within two years of warranty period, the manufacturer will dispatch his technician to the buyer, Macau Jockey Club, to inspect variable speed drives with complete control system, generally once every year.

C.     During the warranty period, if there occurs the following conditions, the manufacturer will collect reasonable charge for the services provided by his technicians:

i.     The original warranty card is lost and the buyer or end-user requires a new warranty card or modification, for which HK$500.00 will be charged.

ii.     Damage of the product is due to incorrect use or installation of the product.

iii.     The product has been modified or the user requires to modify the product.

iv.     The product needs service while the damage is due to user’s transportation of the product.

v.     Any repair or modification of the outlook of the product or any special feature of the product.

vi.     The damage is due to fire, flood, earthquake or other god’s acts. (For item ii to vi, the reasonable charge shall depend on the actual degree of the damage.)

D.     Damages to the saver caused by improper usage outside of its designed specifications are not covered by the warranty. Also, the Company shall not be liable for any damages to customer equipment from any such event.

5.     Installation Work

The installation and testing of the energy saver is carried out by a specific professional team assigned by the seller. The engineers will supply the buyer all the materials, equipment and technical expertise required for the installation of the energy saver for usage at the main switch room with the low-voltage main switch. The installation work includes:

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6.     Payment Terms on Direct Purchase

6.1 Upon signing of contract, Macau Jockey Club should pay a deposit of 35% of the purchase price which equals to HK$1,029,000.00.

6.2 Upon installation and confirmation of acceptance, Macau Jockey Club should start paying the first monthly installment which is the actual monthly saving on electricity consumption in terms of kwh. Thus, the surplus of saving will belong to the benefit of Macau Jockey Club.

6.3 Macau Jockey Club will continue to pay the monthly installment with the amount equals to the actual monthly saving on electricity consumption in terms of kwh in the following months until the full amount is paid-up.

7.     Term of Delivery

The product shall be delivered at the installation site specified by the customer within 6 months after execution of the sales contract.

8.     Miscellaneous

8.1 This agreement shall supersede all other agreement signed by the two parties before execution of this agreement in respect of the issues specified in the agreement.

8.2 Annexes of the agreement shall constitute indispensable part of the agreement with equal legal effectiveness.

8.3 The agreement is governed by and construed according to the law of Hong Kong SAR of the People’s Republic of China.

8.4 The agreement is made in duplicates, one for each of the seller and the buyer. The agreement shall come into effectiveness after executed by the two parties.

Seller: Tech Team Development Ltd	Buyer: Macau Jockey Club
Address: Room 1703, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong	Address: Hipodromo da Taipa, Macau.